Exhibit 23.1

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM’S CONSENT

We consent to the incorporation by reference in this Registration Statement on Form S-8 of NaaS Technology Inc. of our report dated May 30, 2022 (“except for the effects of the restatement as described in Note 1, as to which the date is March 27, 2023”) relating to the combined financial statements and schedules of Dada Auto Inc. as of December 31, 2021 and 2020, and for the years ended December 31, 2021 and 2020, which appears in the Annual Report on Form 20-F of NaaS Technology Inc. filed on May 1, 2023.

/s/ Centurion ZD CPA & Co.
Centurion ZD CPA & Co.
Certified Public Accountants
Hong Kong, December 26, 2023